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Exhibit 99

L


                                For Immediate Release
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U.S. DEPARTMENT OF JUSTICE
WILL NOT BLOCK PROPOSED
LOCKHEED MARTIN/COMSAT MERGER

BETHESDA, Maryland, September 16, 1999 -- The staff of the U.S. Department of Justice (DoJ) today notified Lockheed Martin (NYSE:LMT) and COMSAT Corporation (NYSE:CQ) that the DoJ does not intend to enjoin the two companies from completing their proposed strategic combination.

The DoJ action today follows Wednesday's affirmative vote by the Federal Communications Commission (FCC) on two items also related to the planned merger of the two companies.

The FCC votes and the fact the DoJ has informed Lockheed Martin the agency does not intend to oppose the merger appear to satisfy the last two regulatory conditions regarding the Lockheed Martin/COMSAT tender offer.

Lockheed Martin said it is in the process of completing closing due diligence, including but not limited to reviewing the orders relating to the actions that the FCC took yesterday. Last evening, Lockheed Martin received a copy of the FCC's memorandum, order and authorization relative to its applications necessary to complete the tender offer, and based upon its initial review of this document believes it to be satisfactory. Lockheed Martin has not yet received a copy of the FCC's report and order authorizing satellite users to directly access INTELSAT and thus cannot yet assess the potential impact of direct access, financial or otherwise, on COMSAT. Lockheed Martin said it did not anticipate encountering any obstacles in its due diligence review and expects to close on the first phase of the two-phase transaction on Saturday, September 18.

The Lockheed Martin/COMSAT strategic combination was announced in September
1998. On August 20, 1999, COMSAT shareholders approved the proposed merger. The first phase of the combination, a tender offer by Lockheed Martin for up to 49 percent of the outstanding common shares of COMSAT for net $45.50 cash per share, is scheduled to expire at 12:00 noon, New York City time, on Saturday, September 18. The merger's second phase will be accomplished by an exchange of Lockheed Martin common stock for COMSAT common stock on a one-for-one basis, and is contingent upon certain conditions, including enactment
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of federal legislation to remove restrictions on authorized carrier ownership of
COMSAT voting stock.


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CONTACT: Charles Manor, Lockheed Martin Global Telecommunications, 301/581-2720

                                  www.lmgt.com
                                  ------------

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See in this regard, the Corporation's filings with the SEC. The Corporation does not undertake any obligation to publicly release any revisions to forward-looking statements to reflect events or circumstances or changes in expectations after the date of this news release or the occurrence of anticipated events.